EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Receives Grant from Israel Government

Office of the Chief Scientist Awards US$ 1.3 Million to Fund Development of Cannabinoid
Compounds

Iselin, NJ and Rehovot, Israel, May 3, 2005 - Pharmos Corporation (Nasdaq: PARS) today announced it has been awarded a grant of US$ 1.3 million by the Office of the Chief Scientist (OCS) of Israel’s Ministry of Industry and Trade. The funds have been granted for the development of drug candidates from the Company’s CB2-selective platform of synthetic cannabinoids. Approximately 70% of the funding is designated for research and development expenditures within Israel and 30% is designated for international expenditures. A portion of the grant will be applied to late-stage preclinical and clinical costs for developing cannabinor, the Company’s lead CB2-selective drug candidate for the treatment of pain indications. The grant will also contribute to the Company’s ongoing efforts in developing new drug candidates in its proprietary CB2-selective cannabinoid platform technology and library. The grant is available through fiscal year 2005 and is paid in direct relationship to actual expenditures made by the Company in the designated programs.

“As we move toward the initiation of clinical trials of cannabinor for pain later this year, it is gratifying to receive support from the Chief Scientist,” said Haim Aviv, Ph.D., Chairman and Chief Executive Officer. “We appreciate the continuing support from the OCS and are committed to work toward justifying the confidence the Chief Scientist has in Pharmos’ capabilities.”

The CB2-selective synthetic cannabinoid platform technology constitutes a library of synthetic compounds that bind primarily to the CB2 cannabinoid receptor in peripheral cells and residually to the CB1 receptor that is expressed mainly in the brain. Consequently, many molecules on this platform display anti-inflammatory and immune-modulation properties and are potentially safe and efficacious in treating central nervous system and systemic diseases and disorders including pain, inflammation, autoimmune disorders, and psychiatric conditions.

The cannabinor development plan is aimed at treating moderate to severe pain such as neuropathic, post-surgical, lower back, cancer, and other types of pain. Many patients with these conditions must rely on opiates to gain even moderate relief, but opioid compounds have substantial unwanted side effects. Safe and effective new drugs that address such unmet medical needs will enjoy a significant portion of the multi-billion dollar pain market. Cannabinor is planned to begin Phase I human testing in the second half of 2005 and, pending successful completion of Phase I, progress to Phase II feasibility testing in neuropathic and post-operative pain. Other CB2-selective compounds have shown positive results in animal models of multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease, anxiety, and other diseases.

An update of the Company’s drug development programs will be presented by Haim Aviv, Ph.D. Chairman and CEO, at the Rodman & Renshaw Techvest 2nd Annual Global Healthcare Conference on Wednesday, May 4, 2005 at 11:15 am Central European Daylight Time (5:15 am

Eastern Daylight Time) at the InterContinental Hotel in Paris, France. A simultaneous webcast of Pharmos’ presentation will be available at http://www.wsw.com/webcast/rrshq4/pars/ and will be archived for a limited time after the conference.

Application for grants from the OCS are judged on various criteria including innovation and uniqueness of the technology or product, potential market forecasts, and capabilities of the company in areas including financial strength, R&D capabilities, and management experience. The Company will be required to pay royalties to the OCS ranging from 3% to 5% of product sales, if any, that result from the research activities conducted with such funds, up to the total amount of the grants and interest.

The OCS is largely focused on promoting the growth of commercial research and development in Israel. Its implementation of a 1984 government policy, codified in the Law for the Encouragement of Industrial Research and Development, includes various assistance programs that provide qualifying companies in high-tech industries with incentives to avidly undertake R&D activities. By sharing the risks inherent in high-tech research and development projects, the Israeli government hopes to facilitate expansion of its growing technological infrastructure, a main component of the country’s economy.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, from its tricyclic dextrocannabinoid platform technology, as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Clinical development in pain indications is expected to commence during 2005.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679